Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

MarkWest Energy Partner GP, L.L.C.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-91120) and on Form S-4 (No. 333-122945) of MarkWest Energy Partners, L.P. of our report dated June 17, 2004, with respect to the consolidated balance sheet of MarkWest Energy Partners, L.P. as of December 31, 2004, and the related consolidated statements of operations, comprehensive income, changes in capital and cash flows for the year ended December 31, 2004, which report appears in the December 31, 2005, annual report on Form 10-K of MarkWest Energy Partners, L.P.

/s/ KPMG LLP

Denver, Colorado
March 13, 2006